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                                                                    Exhibit 99.1

F O R    I M M E D I A T E    R E L E A S E
                                                 January 15, 1998
                                                 For more information contact:
                                                 Erin Ibele - (419) 247-2800
                                                 Ed Lange - (419) 247-2800


                     HEALTH CARE REIT, INC. ANNOUNCES RECORD
                   NEW INVESTMENTS OF $262.6 MILLION FOR 1997


Toledo, Ohio, January 15, 1998..... HEALTH CARE REIT, INC. (NYSE/HCN) announced today that investment activity for the fourth quarter of 1997 totaled $80,082,000. For the year ended December 31, 1997, the company funded record investments of $262,646,000.

The 1997 investment activity contributed to a 39% increase in Net Real Estate Investments which totaled $713,557,000 at December 31, 1997, as compared with $512,894,000 at December 31, 1996.

Fourth quarter investment activity, inclusive of recurring construction funding of $46,465,000, included $44,984,000 of operating leases, $31,020,000 of mortgage loans and $4,078,000 for equity related investments. Real estate investments were comprised of $59,135,000 for 55 assisted living facilities, $4,549,000 for six nursing homes, $8,084,000 for three retirement centers and $4,236,000 for two behavioral care facilities. The company funded equity related investments in five privately held health care companies. Aggregate funding was provided to 21 operators in 19 states.

Health Care REIT, Inc., with headquarters in Toledo, Ohio, is a real estate investment trust, which invests in health care facilities, primarily nursing homes, assisted living facilities and retirement centers. At December 31, 1997 the company had investments in 183 health care facilities in 29 states and had total assets of approximately $734 million.


     For more information on Health Care REIT, Inc., via facsimile at no cost, dial-1-800-PRO-INFO and enter the company code -- HCN.

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